Filed Pursuant to Rule 433

File No. 333-273505

(To Prospectus dated September 6, 2023 and

Preliminary Prospectus Supplement dated

September 26, 2023)

A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the US Securities and Exchange Commission. A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document where required by applicable law.

This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors and tax consequences relating to the securities offered, before making an investment decision. Investing in the Notes involves risks. See the “Risk Factors” sections of the Prospectus Supplement and the accompanying Prospectus.

CANADIAN IMPERIAL BANK OF COMMERCE

US$350,000,000 Floating Rate Senior Notes due 2026 (the “Floating Rate Notes”)

US$850,000,000 5.926% Senior Notes due 2026 (the “2026 Fixed Rate Notes”)

US$700,000,000 5.986% Senior Notes due 2028 (the “2028 Fixed Rate Notes”)

US$1,100,000,000 6.092% Senior Notes due 2033 (the “2033 Fixed Rate Notes”)

(together, the “Notes”)

Pricing Term Sheet

September 26, 2023

Issuer:	Canadian Imperial Bank of Commerce (the “Bank”)

Pricing Date:	September 26, 2023

Settlement Date**:	October 3, 2023 (T+5)

Joint Book-Running Managers:	CIBC World Markets Corp. BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Loop Capital Markets LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

UBS Securities LLC

Bail-inable Notes:

The Notes are bail-inable notes and subject to conversion in whole or in part—by means of a transaction or series of transactions and in one or more steps—into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. For a description of the Canadian bank resolution powers and related risk factors attaching to investment in the Notes, see information under the headings “Description of the Notes—Special Provisions Related to Bail-in Regime” and “Risk Factors” in the prospectus supplement relating to the Notes.

Use of Proceeds:	The net proceeds from the sale of the Notes will be added to the Bank’s funds and will be used for general corporate purposes.

1

US$350,000,000 Floating Rate Senior Notes due 2026

Aggregate Principal Amount Offered:	US$350,000,000

Maturity Date:	October 2, 2026

Price to the Public:	100.000% of the principal amount plus accrued interest, if any, from October 3, 2023

Interest Rate:	The interest rate on the Floating Rate Notes for each interest period will be equal to Compounded SOFR plus the Margin.

Compounded SOFR:

A compounded average of daily Secured Overnight Financing Rate (“SOFR”) determined by reference to the SOFR Index (as defined in the prospectus supplement relating to the Floating Rate Notes) for each quarterly interest period in accordance with the specific formula described under “Description of the Notes—Interest—Floating Rate Notes—Compounded SOFR” in the prospectus supplement.

Margin:	+122.0 basis points (the “Margin”)

Floating Rate Interest Payment Dates:	January 2, April 2, July 2 and October 2 of each year, commencing on January 2, 2024, and at maturity (each, a “Floating Rate Interest Payment Date”)

Interest Period:

The period commencing on any Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on October 3, 2023) to, but excluding, the next succeeding Floating Rate Interest Payment Date, and in the case of the last such period, from and including the Floating Rate Interest Payment Date immediately preceding the maturity date to, but not including, the maturity date of the Floating Rate Notes.

Floating Rate Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each Floating Rate Interest Payment Date.

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Calculation Agent:	The Bank of New York Mellon

Tax Redemption:

The Bank may redeem the Floating Rate Notes at its option in whole but not in part, upon the occurrence of certain events pertaining to Canadian taxation. This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the Floating Rate Notes to, but excluding, the redemption date.

CUSIP/ISIN:	13607L WU3 / US13607LWU33

2

US$850,000,000 5.926% Senior Notes due 2026

Aggregate Principal Amount Offered:	US$850,000,000

Coupon (Interest Rate):	5.926%

Fixed Rate Interest Payment Dates:	April 2 and October 2 of each year, commencing on April 2, 2024, and at maturity

Maturity Date:	October 2, 2026

Benchmark Treasury:	UST 4.625% due September 15, 2026

Benchmark Treasury Price/Yield:	99-14 3/8 / 4.826%

Spread to Benchmark Treasury:	+110.0 basis points

Yield to Maturity:	5.926%

Price to the Public:	100.000% of the principal amount plus accrued interest, if any, from October 3, 2023

Optional Redemption:

At any time prior to maturity, the Bank may redeem the 2026 Fixed Rate Notes, in whole at any time or in part from time to time, at the Bank’s option, on at least 30 days’, but not more than 60 days’ prior notice, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2026 Fixed Rate Notes to be redeemed; and

(ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2026 Fixed Rate Notes to be redeemed discounted to the redemption date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 20 basis points less (b) interest accrued to, but excluding, the redemption date;

plus, in either case, accrued and unpaid interest on the principal amount of the 2026 Fixed Rate Notes to be redeemed to, but excluding, the redemption date.

Tax Redemption:	The Bank may redeem the 2026 Fixed Rate Notes at its option in whole but not in part, upon the occurrence of certain events pertaining to Canadian taxation. This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the 2026 Fixed Rate Notes to, but excluding, the redemption date.

CUSIP/ISIN:	13607L WT6 / US13607LWT69

3

US$700,000,000 5.986% Senior Notes due 2028

Aggregate Principal Amount Offered:	US$700,000,000

Coupon (Interest Rate):	5.986%

Fixed Rate Interest Payment Dates:	April 3 and October 3 of each year, commencing on April 3, 2024, and at maturity

Maturity Date:	October 3, 2028

Benchmark Treasury:	UST 4.375% due August 31, 2028

Benchmark Treasury Price/Yield:	98-31 / 4.611%

Spread to Benchmark Treasury:	+137.5 basis points

Yield to Maturity:	5.986%

Price to the Public:	100.000% of the principal amount plus accrued interest, if any, from October 3, 2023

Optional Redemption:

At any time prior to September 3, 2028 (one month prior to the maturity date of the 2028 Fixed Rate Notes) (the “2028 Fixed Rate Notes Par Call Date”), the Bank may redeem the 2028 Fixed Rate Notes, in whole at any time or in part from time to time, at the Bank’s option, on at least 30 days’, but not more than 60 days’ prior notice, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2028 Fixed Rate Notes to be redeemed; and

(ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2028 Fixed Rate Notes to be redeemed discounted to the redemption date (assuming the 2028 Fixed Rated Notes to be redeemed matured on the 2028 Fixed Rate Notes Par Call Date), on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 25 basis points less (b) interest accrued to, but excluding, the redemption date;

plus, in either case, accrued and unpaid interest on the principal amount of the 2028 Fixed Rate Notes to be redeemed to, but excluding, the redemption date.

In addition, at any time on and after the 2028 Fixed Rate Notes Par Call Date, the Bank may redeem some or all of the 2028 Fixed Rate Notes at the Bank’s option, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Tax Redemption:	The Bank may redeem the 2028 Fixed Rate Notes at its option in whole but not in part, upon the occurrence of certain events pertaining to Canadian taxation. This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the 2028 Fixed Rate Notes to, but excluding, the redemption date.

CUSIP/ISIN:	13607L WV1 / US13607LWV16

4

US$1,100,000,000 6.092% Senior Notes due 2033

Aggregate Principal Amount Offered:	US$1,100,000,000

Coupon (Interest Rate):	6.092%

Fixed Rate Interest Payment Dates:	April 3 and October 3 of each year, commencing on April 3, 2024, and at maturity

Maturity Date:	October 3, 2033

Benchmark Treasury:	UST 3.875% due August 15, 2033

Benchmark Treasury Price/Yield:	94-23+ / 4.542%

Spread to Benchmark Treasury:	+155.0 basis points

Yield to Maturity:	6.092%

Price to the Public:	100.000% of the principal amount plus accrued interest, if any, from October 3, 2023

Optional Redemption:

At any time prior to July 3, 2033 (three months prior to the maturity date of the 2033 Fixed Rate Notes) (the “2033 Fixed Rate Notes Par Call Date”), the Bank may redeem the 2033 Fixed Rate Notes, in whole at any time or in part from time to time, at the Bank’s option, on at least 30 days’, but not more than 60 days’ prior notice, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2033 Fixed Rate Notes to be redeemed; and

(ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2033 Fixed Rate Notes to be redeemed discounted to the redemption date (assuming the 2033 Fixed Rated Notes to be redeemed matured on the 2033 Fixed Rate Notes Par Call Date), on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 25 basis points less (b) interest accrued to, but excluding, the redemption date;

plus, in either case, accrued and unpaid interest on the principal amount of the 2033 Fixed Rate Notes to be redeemed to, but excluding, the redemption date.

In addition, at any time on and after the 2033 Fixed Rate Notes Par Call Date, the Bank may redeem some or all of the 2033 Fixed Rate Notes at the Bank’s option, at a redemption price equal to 100% of the principal amount of the 2033 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Tax Redemption:	The Bank may redeem the 2033 Fixed Rate Notes at its option in whole but not in part, upon the occurrence of certain events pertaining to Canadian taxation. This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the 2033 Fixed Rate Notes to, but excluding, the redemption date.

CUSIP/ISIN:	13607L WW9 / US13607LWW98

5

The Bank has filed a shelf registration statement on Form F-3 (File No. 333-273505) and a preliminary prospectus supplement dated September 26, 2023 (including the base prospectus, the “Prospectus”) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling CIBC World Markets Corp. toll-free at (800) 282-0822; BofA Securities, Inc. toll-free at (800) 294-1322; Citigroup Global Markets Inc. toll free at (800) 831-9146; Goldman Sachs & Co. LLC toll free at (866) 471-2526; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

**We expect that delivery of the Notes will be made against payment therefor on or about October 3, 2023, which is five business days following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade their Notes on any date prior to two business days before delivery should consult their own advisor.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimer or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another email system.

6